Exhibit 99.1

AVWORKS AVIATION CORP. (OTCQB:SPLI) ANNOUNCES MANAGEMENT ADVISORY AGREEMENT WITH PRECISION AIRCRAFT DISMANTLING.

AvWorks Aviation Corp. signs agreement to manage worldwide operations of eco-friendly, low-impact aircraft salvage and reclamation.

Sunrise, Fla, Dec. 19, 2011/PRNewswire/- - AvWorks Aviation (OTCQB:SPLI) (AvWorks), formerly Datamill Media Corp., announces a cooperative Management Advisory Agreement, in which AvWorks Aviation and Precision Aircraft Dismantling (Precision) of Jacksonville, Florida, have agreed that AvWorks will manage Precision's administration, financial, sales and ground operations from AvWorks Aviation's headquarters in Sunrise, Florida.

Joel Young, President and CEO of AvWorks Aviation, states, "This agreement builds on the active relationship between us." "Precision operates an aircraft salvage process like no other, and we believe their process will provide an enduring revenue stream pursuant to the terms of our Agreement." "AvWorks team will identify the salvageable assets and will oversee the entire process from scrapping, to quality control, to inventory and asset liquidation," says Young.

"Thousands of planes are reaching the end of their asset life cycle over the next five to ten years, and Precision is well-positioned to benefit from this progression," Young continues, "This Agreement is a testament to our goal of building business relationships that will provide our customers with value added services, increase our network of airfield and operator contracts, enhance our parts inventory and increase our revenues."

Precision Aircraft Dismantling, a private company, performs proprietary, low-environmental impact aircraft dismantling, providing airfield managers and aircraft owners with an affordable, eco-friendly alternative to traditional parts reclamation.

About AvWorks Aviation:

AvWorks Aviation Corp. (SPLI:OTCQB), formerly Datamill Media Corp., and its wholly owned subsidiary, Young Aviation, operate as a diversified broker and supplier of parts and services to the worldwide aviation and aerospace markets. The Company services a broad range of clients such as aircraft leasing companies, major airlines, repair stations, fixed-base operators, leasing companies and aftermarket suppliers. For more information please visit the Company's website www.avworksaviation.com.

FORWARD-LOOKING DISCLAIMER

This summary contains forward-looking statements that address future events and conditions concerning the company's business plans. Such statements are based on management's current expectation and are subject to a number of factors and uncertainties, such as future economic conditions and changes in anticipated revenues and costs, which may cause actual results to differ materially. The company expressively disclaims any future obligation or undertaking to update or revise any forward-looking statements contained herein. Investors and potential investors should independently investigate and fully understand all risks before making investment decisions.

For more information contact AvWorks Aviation at:
Phone (954)749-0487
info@avworksaviation.com
website www.avworksaviation.com